Exhibit 10.44

March 23, 2007

Ari Kaufman

Dear Ari,

I am pleased to offer you a full-time, regular position with LookSmart Ltd. As discussed, your title will be Vice President, Publisher Sales. In this position, you will be reporting to me and you will be working as part of the Executive Team.

Your start date will be April 30, 2007. Your compensation on joining is US $175,000 per annum, paid in accordance with the Company’s regularly established policies. In addition, your incentive compensation at 100% of “plan” will be $105,000. Earned incentive compensation will be paid on a quarterly basis, based on your achievement of approved quarterly performance targets that are mutually developed by the two of us. These targets will include measures of corporate, business unit and individual performance. We will also guarantee your full bonus payment for 6 months form the date of hire.

The Company will provide you with the relocation benefits detailed on Exhibit A. You will be eligible to enroll in LookSmart’s benefits package. Details of LookSmart’s benefit plans are provided in the Suite of Benefits document. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. Just as you are free to resign at anytime for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Stock Options

At hire, you will be granted 40,000 stock options, which will be presented to the Board or its designee for approval as soon as possible in accordance with their practices. The exercise price for your options will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day of grant. Your options will vest over a period of four years, with the first 25% vesting at your one-year anniversary. The remaining 75% will vest monthly thereafter (1/48 per month). Such options shall be subject to terms and conditions of the Company’s Stock Option Plan and Stock Option Agreements. I am happy to provide you with a copy of the Plan.

Other

This offer of employment is also contingent upon presenting verification of your identity and your legal right to work in the United States.

You are required to observe at all times all LookSmart policies and procedures, as set forth in the Employee Handbook.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by binding arbitration held in San

Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

In order to make this a valid agreement, please sign this letter, initial each page, and return to Cindy Telford in Human Resources. If you require clarification of any matter, please feel free to contact me.

We look forward to you joining us.

Sincerely,

Dave Hills

Chief Executive Officer

Accepted and agreed to by:	/s/ Ari Kaufman	Date: March 23, 2007
Ari Kaufman (signature)

Exhibit A

Benefit	Detail
Relocation allowance	Up to $3,000 of reimbursed reasonable incidental expenses. Receipts or reasonable documentation required. Subject to tax gross-up, such expense to be borne by the company.
Transition period flights

1. Up to eight round trips flights form CA – CO to visit family. Subject to tax gross-up, such expense to be borne by the company.

2. Two house hunting trip for entire family. Subject to tax gross-up, such expense to be borne by the company.

3. VP and immediate family members will be flown from CO to CA for relocation. Non-taxable moving expense.

All flights economy class. Receipts or reasonable documentation required.

Transition period housing	The company will provide housing for anagreed upon transitional period. Subject to tax gross-up, such expense to be borne by the company.
Home sales/purchase assistance	Up to $40,000 of reimbursed reasonable expenses for assistance with sale and purchase of new home within 24 months of hire (e.g. legal costs, loan fees, closing costs). Receipts or reasonable documentation required. Subject to tax gross up, such expense to be borne by the company.
Packing and shipping household goods	Includes full packing/unpacking, shipping, up to $1,000,000 insurance coverage, up to 2 automobiles. Receipts or reasonable documentation required. Non-taxable moving expense.
Total relocation benefit	Not to exceed aggregate of $75,000 cost to the Company(excluding tax gross-up).